EXHIBIT 4.1








                 PREMIER FINANCIAL SERVICES, INC.
    SENIOR LEADERSHIP AND DIRECTORS DEFERRED COMPENSATION PLAN

                 PREMIER FINANCIAL SERVICES, INC.
    SENIOR LEADERSHIP AND DIRECTORS DEFERRED COMPENSATION PLAN



     The Premier Financial Services, Inc. Senior Leadership and Directors Deferred Compensation Plan was established effective August 1, 1994, for the Senior Leadership Employees and members of the Board of Directors of Premier Financial Services, Inc. The purpose of the Plan is to permit Senior Leadership Employees and Directors to contribute a portion of their Compensation on a pre-tax basis toward retirement benefits, enhance the overall effectiveness of the Premier Financial Services, Inc. executive compensation program and to attract, retain and motivate such individuals.

     Accordingly, Premier Financial Services, Inc. hereby adopts the Plan pursuant to the terms and provisions set forth below:


                             ARTICLE I
                            DEFINITIONS

     Wherever used herein the following terms shall have the meanings hereinafter set forth:

     1.1. "Account" or "Accounts" means the account or accounts maintained under the Plan by the Company in the Participant's name, including the Participant's Employer Contribution Account and Compensation Deferral Account.

     1.2. "Board" means the Board of Directors of the Company.

     1.3. "Bonus" means the additional cash remuneration payable to a Participant annually pursuant to an Employer's performance compensation program or any other plan, program or arrangement under which an Employer pays an amount of cash remuneration to a Participant above such Participant's Base Salary.

     1.4. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

     1.5. "Company" means Premier Financial Services, Inc., a Delaware corporation, or, to the extent provided in Section 6.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

     1.6. "Company Stock" means the common stock of the Company.

     1.7. "Compensation" means a Participant's Salary, Bonus or Director's Fees payable in any calendar year. Compensation deferrals elected under this Plan shall not affect the determination of compensation or earnings for purposes of any other plan, policy or program (including, but not limited to, the Qualified Savings Plan and any other non-qualified plan) maintained by an Employer.

     1.8. "Compensation Deferral Account" means the account or accounts maintained under the Plan by the Company in the Participant's name to which the Participant's Compensation Deferral Contributions are credited in accordance with the Plan. A Participant shall be fully vested in the amount in his Compensation Deferral Account at all times.

     1.9. "Compensation Deferral Contribution" means the amount of Compensation a Participant elects to defer under Section 2.1 of the Plan.

     1.10. "Director" means an individual who is a member of the Board.

     1.11. "Director's Fees" means the annual and periodic fees paid to the Director by the Company for service on the Board.

     1.12. "Disability" means a Participant is permanently and totally disabled as determined in the sole discretion of the Company.

     1.13. "Employer" means the Company and any Affiliated Company that adopts the Plan with the Company's consent. "Affiliated Company" means a business entity that is a member of a controlled group of corporations (as such term is defined in the Code) that includes the Company. An Affiliated Company may adopt the Plan on behalf of its Senior Leadership Employees, by resolution of its Board of Directors, approved in writing by the Company.

     1.14. "Employer Contribution Account" means the account or accounts maintained under the Plan by the Company in the Participant's name to which Employer Matching Contributions are credited in accordance with the Plan.

     1.15. "Employer Matching Contribution" means the contribution made by each Employer under the Plan based on a Participant's Compensation Deferral Contributions, according to Section 2.2 of the Plan.

     1.16. "Employment Termination" means the date of (i) a Senior Leadership Employee's termination of employment with the Employer; or (ii) a Director's termination of service on the Board, and shall include such termination for any reason, unless expressly indicated otherwise.

     1.17. "Participant" means a Senior Leadership Employee of an Employer who is eligible for participation pursuant to Section 1.23 or a Director who has completed the election and enrollment forms provided by the Company. A Participant who is demoted out of a covered salary tier will continue as a Participant as to his existing Accounts, but shall not be eligible to make further Compensation Deferral Contributions or receive Employer Matching Contributions.

     1.18. "Plan" means the Premier Financial Services, Inc. Senior Leadership and Director's Deferred Compensation Plan, as set forth herein and as hereinafter amended from time to time.

     1.19. "Plan Year" means the calendar year, which is the Company's fiscal year; except that, the period from the August 1, 1994 effective date of the Plan to December 31, 1994, shall be a short Plan Year.

     1.20. "Qualified Savings Plan" means the Premier Financial Services, Inc. Employee Savings and Stock Plan and Trust, as amended from time to time, and each successor or replacement plan.

     1.21. "Retirement Date" means the first day of the calendar month coincident with or next following the date on which a Participant has: (i) attained age 55 years and completed at least 10 Years of Service; or (ii) attained age 60 years.

     1.22. "Salary" means a Participant's annual base salary rate for the Plan Year, as specified by an Employer prior to each Plan Year, but including a Participant's variable compensation.

     1.23. "Senior Leadership Employee" means each executive employee of the Company designated as a Senior Leadership Employee by the Chief Executive Officer and approved by the Board.

     1.24. "Trust" means the trust agreement entered into by the Company under which the Employers agree to contribute to a Trust for the purpose of accumulating assets to assist the Employers in fulfilling their obligations to Participants hereunder. Such Trust Agreement shall be substantially in the form of the model trust agreement set forth in Internal Revenue Service Revenue Procedure 92-64, or any subsequent Internal Revenue Service Revenue Procedure, and shall include provisions required in such model trust agreement that all assets of the Trust shall be subject to the creditors of the Employers in the event of insolvency.

     1.25. "Years of Service" means the number of consecutive 12-month periods of the Participant's employment with an Employer (including years of employment prior to the date on which an Employer became an Affiliated Company). No credit shall be given for partial years of employment or periods of employment preceding an Employment Termination and return to work.

     1.26. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only and are not to be construed so as to alter the terms hereof.


                            ARTICLE II
                COMPENSATION DEFERRAL CONTRIBUTIONS
                  EMPLOYER MATCHING CONTRIBUTIONS

     2.1. COMPENSATION DEFERRAL ELECTIONS. Any Senior Leadership Employee or Director may elect to become a Participant under the Plan by completing the election form provided by the Company. A Participant may elect to defer annually the receipt of a portion of the Compensation otherwise payable to him by an Employer in any Plan Year. The amount of Compensation deferred by a Participant shall be a fixed amount or percentage of such Compensation, but shall not exceed: (i) twenty percent (20%) of such Participant's Base Salary; (ii) fifty percent (50%) of such Participant's Annual Bonus; (iii) and one hundred percent (100%) of such Participant's Director's Fees.

     The election by which a Participant elects to defer compensation as provided in this Plan shall be in writing, signed by the Participant, and delivered to the Company prior to January 1 of the Plan Year in which the Compensation to be deferred is otherwise payable to the Participant; except that:

          (a) in the year in which the Plan is initially implemented, a Participant may make an election to defer Compensation for services to be performed subsequent to the election and within 30 days after the Plan is effective; and

          (b) in the year in which a Participant first becomes eligible to participate in the Plan, such Participant may make an election to defer Compensation for services to be performed within 30 days after the date he becomes eligible.

Any deferral election made by the Participant shall be irrevocable with respect to the Compensation covered by such election.

     2.2. EMPLOYER MATCHING CONTRIBUTIONS. Each Employer shall make a matching contribution on behalf of Participants in its employ who have elected to make Compensation Deferral Contributions. The Company shall make a matching contribution on behalf of Participants who are Directors and who elect to make Compensation Deferral Contributions. The amount of Employer Matching Contribution made on behalf of each Participant shall equal twenty-five percent (25%) of such Participant's Compensation Deferral Contributions made under this Plan. Employer Matching Contributions required under this Section shall be made monthly.

     2.3. INVESTMENT OF PARTICIPANTS' ACCOUNTS. Participants' Compensation Deferral Contributions and Employer Matching Contributions shall be contributed by the Employers to, and held and invested under, the Trust. Participants' Compensation Deferral Accounts and Employer Contribution Accounts and other assets of the Trust shall be invested in shares of Company Stock, except that excess amounts that are insufficient to purchase shares of Company Stock may be held in cash until such amounts are sufficient to purchase Company Stock.

     All Compensation Deferral and Employer Matching Contributions shall be credited to a Participant's Accounts and invested in shares of Company Stock as of the last day of the month during which the Compensation amounts would have been paid to the Participant, if not deferred. Any amount of Company Stock held in a Participant's Account that is forfeited according to Sections 2.4, 2.5, 3.5 or 3.6 shall be applied toward Employer Matching Contributions required for that month under Section 2.2 and this Section.

     The trustee under the Trust shall purchase shares of Company Stock in the market on or as soon as practicable after the date it receives Participants' Compensation Deferral Contributions and Employer Matching Contributions. The Company may, in its discretion contribute Company Stock to the Trust in an amount equal to the Participants' Compensation Deferral Contributions and Employer Matching Contributions for the month, valued as of the date of such contribution by the Company. Dividends on shares of Company Stock held in Participants' Accounts shall be credited to such Accounts. Cash dividends shall be reinvested in Company Stock as soon as practicable.

     Participants' Compensation Deferral Accounts and Employer Contribution Accounts shall be invested in shares of Company Stock until such amounts are distributed to the Participant after the Participant's Employment Termination. The Company shall provide each Participant with a written statement of his Accounts at least annually.

     2.4. VESTING OF PARTICIPANTS' ACCOUNTS. A Participant shall be fully vested in the amount in his Compensation Deferral Account at all times. A Participant shall be vested in the amount of Employer Matching Contributions made on his behalf in any Plan Year on the date that is the earlier of (i) the last day of the Plan Year that begins three years after the end of the Plan Year in which such Employer Matching Contributions were made (e.g., vesting on December 31, 1997 for Employer Matching Contributions made in 1994); (ii) the date of the Participant's Employment Termination on account of death or Disability; or (iii) the Participant's Retirement Date.

     A Participant whose Employment Termination occurs prior to his Retirement Date and for a reason other than death or Disability, shall forfeit the amount of Company Stock attributable to any Employer Matching
Contributions in his Employer Contribution Account that is not vested.   A
Participant covered by Section 2.5 below shall forfeit the all Company Stock attributable to Employer Matching Contributions in his Employer Contribution Account.

     2.5. FORFEITURE DUE TO COMPETITION OR CONFIDENTIALITY BREACH. A Senior Leadership Employee may not, except with the express prior written consent of the Company, for a period of two (2) years after the Employee's Employment Termination (the "Restrictive Period"), directly or indirectly compete with the business of the Employers, including, but not by way of limitation, by directly or indirectly owning, managing, operating, controlling, financing, or by directly or indirectly serving as an employee, officer or director of or consultant to, or by soliciting or inducing, or attempting to solicit or induce, any employee or agent of an Employer to terminate employment with the Employer, and become employed by any person, firm, partnership, corporation, trust or other entity which owns or operates, a bank, savings and loan association, credit union or similar financial institution (a "Financial Institution") within a twenty-five (25) mile radius of (i) an Employer's main office or (ii) the office of any Employer's Affiliated Companies (the "Restrictive Covenant"). The foregoing Restrictive Covenant shall not prohibit a Senior Leadership Employee from owning directly or indirectly capital stock or similar securities which are listed on a securities exchange or quoted on the National Association of Securities Dealers Automated Quotation System which do not represent more than one percent (1%) of the outstanding capital stock of any Financial Institution.

     At all times during and after employment with an Employer or service on the Board, a Participant shall keep secret and inviolate all knowledge or information of a confidential nature relating to the business and financial affairs of the Employers, including, without limitation, all unpublished matters relating to the business, properties, accounts, books, records, customers, trade secrets and contracts of the Employers (the "Confidentiality Clause").

     If a Participant violates the Restrictive Covenant or the Confidentiality Clause all amounts in the Participant's Employer
Contribution Accounts shall be forfeited; except that this Section 2.5 shall become ineffective upon a Change in Control of the Company.

     2.6. FULL VESTING UPON CHANGE IN CONTROL. A Participant shall become fully vested in all Employer Matching Contributions made on his behalf in any Plan Year upon the occurrence of a Change in Control of the Company. For purposes of this Plan, a "Change in Control" of the Company shall be deemed to have occurred if:

          (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a person shall be deemed to be the "beneficial owner" of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 25% or more of the combined voting power of the Company's then outstanding securities; provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company; or

          (b) at any time during any period of two consecutive years (not including any period prior to January 1, 1994) individuals who at the beginning of such period constituted the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to such date whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

     2.7. CESSATION OF DEFERRALS. All Compensation Deferral Contributions and Employer Matching Contributions shall cease upon a Participant's Employment Termination.


                            ARTICLE III
              DISTRIBUTION OF PARTICIPANTS' ACCOUNTS

     3.1. DISTRIBUTION OF PARTICIPANTS' ACCOUNTS. Upon a Participant's Employment Termination, the Participant's Compensation Deferral Accounts and the vested portion of the Participant's Employer Contribution Accounts shall be distributed to the Participant, in accordance with Section 3.2 and
3.3 below. A Participant's Accounts shall be distributed in cash or Company Stock, in the discretion of the Company.

     3.2. FORM OF DISTRIBUTION. Each Participant shall elect the form and timing of the distribution of his Accounts, at the time the Participant elects Compensation Deferral Contributions under Section 2.1 above. The Participant may elect to have his Accounts distributed as follows:

          (a)   in a lump sum distribution; or

          (b) in substantially equal monthly installment payments over a fixed period of 5, 10 or 15 years.

Notwithstanding the foregoing, if the value of the Participants' Accounts is less than $5,000 at any time after the Participant's Employment Termination, such Accounts shall be distributed to the Participant (or the Participant's beneficiary) in a single lump sum, as soon as practicable. If the Participant fails to elect a form or period of distribution, the Participant's Accounts will be paid in a manner selected by the Company.

     3.3. COMMENCEMENT OF DISTRIBUTION. Each Participant shall elect, at the time of his election to make Compensation Deferral Contributions, the commencement date for distribution of such Contributions (and any Employer Matching Contributions attributable thereto), as of one of the following dates: (i) within 60 days after the Participant's Employment Termination;
(ii) on the January 1 next following the Participant's Employment Termination; or (iii) on a date that is a specified number of years after the Participant's Employment Termination, but not later than the earlier of
(A) ten years after the Participant's Employment Termination, or (B) the date the Participant attains age 70 years.

     3.4. DISTRIBUTION DUE TO DEATH. If a Participant dies before complete distribution of his Accounts, any remaining amount in the Participant's Accounts shall be distributed to the beneficiary designated by the Participant's in the form and period elected by the Participant; except that, if the amount in the Participant's Accounts as of the date of the Participant's death is $10,000 or less, such amount shall be paid to the designated beneficiary in a single lump sum payment. If a Participant has not designated a beneficiary under the Plan, or if no designated beneficiary is living on the date of distribution hereunder, amounts distributable pursuant to this Section shall be distributed to those persons or entities entitled to receive distributions of the Participant's accounts under the Qualified Savings Plan.

     3.5. CHANGE IN DISTRIBUTION ELECTION. The Company may permit a Participant to change his election as to the form, period or commencement of distribution of his Accounts. A Participant may request such change by writing filed with the Company. In the event a Participant changes his election as to form, period or commencement of distribution within 18 months prior to his Retirement Date or other Employment Termination for a reason other than death or Disability, the amount distributable from such Participant's Accounts will be reduced by 10 percent. This reduction will be forfeited. This reduction is intended to discourage Participants from changing their elections as to distribution and prevent Participants from being deemed in constructive receipt of their Accounts upon their Employment Termination.

     3.6. UNSCHEDULED WITHDRAWAL RIGHT. A Participant may request an unscheduled withdrawal of all or any portion of the his Accounts (to the extent vested) before or after his Employment Termination by written notice to the Company; provided that, the amount distributable from such Participant's Accounts will be reduced by 10 percent. This reduction will be forfeited. If a Participant elects an unscheduled withdrawal under this Section prior to Employment Termination, the Participant would not be permitted to elect Compensation Deferral Contributions for a period of thirty-six months following the date of such withdrawal. This reduction and ineligibility period is intended to discourage Participants from requesting withdrawals (other than on account of an unforeseeable emergency) and prevent Participants from being deemed in constructive receipt of their Accounts.

     3.7. HARDSHIP DISTRIBUTION. A Participant may request, by writing filed with the Company, that a distribution be made to him of all or part of the amount then credited to his Accounts (to the extent vested) on account of a severe financial hardship. The Company will approve such a distribution to the Participant only in the event of an unforeseeable emergency. An "unforeseeable emergency" is an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship to such Participant if early withdrawal were not permitted. An unforeseeable emergency that results in severe financial hardship is an unexpected illness or accident of the Participant or a dependent, loss of a Participant's property due to casualty, or other similar, extraordinary, unforeseeable circumstances beyond the control of the Participant. The severe financial hardship may not be relieved by an early distribution under this Plan to the extent it might otherwise be relieved through reimbursement or compensation by insurance or otherwise, by liquidation of a Participant's assets, or by cessation of Compensation deferrals under the Plan. Any hardship distribution under this Section will be limited to the amount necessary to meet the emergency.

     3.8. LIMITATION ON DISTRIBUTION. Notwithstanding the foregoing provisions of the Plan relating to distribution of Participant's Accounts, if distribution of a Participant's Accounts in any calendar year would not be deductible by an Employer because of the limitations of Code Section 162(m), such distribution shall be postponed in whole or in part, in the sole discretion of the Company, until the first calendar year in which such distribution would not be limited as to deductibility by Code Section 162(m).


                            ARTICLE IV
                    ADMINISTRATION OF THE PLAN

     4.1. ADMINISTRATION BY THE COMPANY. The Company shall be responsible for the general operation and administration of the Plan and for carrying out the provisions thereof.

     4.2. POWERS AND DUTIES OF COMPANY. The Company shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan. The Company shall interpret the Plan and shall determine all questions arising in the administration, interpretation, and application of the Plan, including but not limited to, questions of eligibility and the status and rights of employees, Participants and other persons. Any such determination by the Company shall be conclusive and binding on all persons. The regularly kept records of the Company shall be conclusive and binding upon all persons with respect to a Participant's date and length of employment, Years of Service, time and amount of Compensation and the manner of payment thereof, type and length of any absence from work and all other matters contained therein relating to Participants. To the extent not inconsistent with this Plan, all terms and provisions set forth in the Qualified Savings Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims, also shall be applicable with respect to this Plan.

                             ARTICLE V
                     AMENDMENT OR TERMINATION

     5.1. AMENDMENT OR TERMINATION. The Company intends the Plan to be permanent but reserves the right to amend or terminate the Plan, or terminate the Plan as it applies to any Employer. Any such amendment or termination shall be made pursuant to a written resolution of the Board and shall be effective as of the date of such resolution.

     5.2. EFFECT OF AMENDMENT OR TERMINATION. No amendment or termination of the Plan shall divest any Participant or beneficiary of the amount in the Participant's Accounts, or of any rights to which the Participant would have been entitled if the Plan had been terminated immediately prior to the effective date of such amendment or termination. Upon termination of the Plan, all Participants shall become fully vested in the amounts in their Accounts and distribution of Participants' Accounts shall be made to Participants or their beneficiaries in the manner elected by such Participants, unless the Company determines to distribute all Accounts in lump sums. No Compensation Deferral or Employer Matching Contributions shall be permitted after termination of the Plan.


                            ARTICLE VI
                        GENERAL PROVISIONS

     6.1. PARTICIPANTS' RIGHTS UNSECURED. Except as set forth in Section 2.3, the Plan at all times shall be entirely unfunded and no provision shall at any time be made with respect to segregating any assets of an Employer for payment of any benefits hereunder. The right of a Participant or the Participant's beneficiary to receive a distribution of the Participant's Accounts hereunder shall be an unsecured claim against the general assets of the Employers, and neither the Participant nor a beneficiary shall have any rights in or against any specific assets of the Employers.

     6.2. GENERAL CONDITIONS. Any benefit payable under the Qualified Savings Plan shall be paid solely in accordance with the terms and conditions of the Qualified Savings Plan, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Savings Plan.

     6.3. NO GUARANTY OF BENEFITS. Nothing contained in the Plan shall constitute a guaranty by the Employers or any other person or entity that the assets of the Employers will be sufficient to pay any benefit hereunder. No Participant or other person shall have any right to receive a benefit or a distribution of Accounts under the Plan except in accordance with the terms of the Plan.

     6.4. NO ENLARGEMENT OF EMPLOYEE RIGHTS. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of an Employer.

     6.5. SPENDTHRIFT PROVISION. No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

     6.6. APPLICABLE LAW. The Plan shall be construed and administered under the laws of the State of Illinois except to the extent preempted by federal law.

     6.7. INCAPACITY OF RECIPIENT. Subject to applicable state law, if any person entitled to a payment under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

     6.8. CORPORATE SUCCESSORS. The Plan shall not be automatically terminated by a transfer or sale of assets of the Company, or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, the Plan shall terminate subject to the provisions of Section 5.2.

     6.9. UNCLAIMED BENEFIT. Each Participant or beneficiary shall keep the Company informed of his or her current address. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three years after the date on which payment of the Participant's benefits under the Plan may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or beneficiary or any other person and such benefit shall be irrevocably forfeited.

     6.10. LIMITATIONS ON LIABILITY. Notwithstanding any of the preceding provisions of the Plan, none of the Employers nor any individual acting as an employee or agent of an Employer, shall be liable to any Participant, former Participant or any beneficiary or other person for any claim, loss, liability or expense incurred in connection with the Plan.

     6.11. CLAIMS PROCEDURE. In the event that a Participant's claim for benefits under the Plan is denied in whole or in part by the Company, the Company will notify the Participant (or beneficiary) of the denial. Such notification will be made in writing, within 90 days of the date the claim is received by the Company. The notification will include: (i) the specific reasons for the denial; (ii) specific reference to the Plan provisions upon which the denial is based; (iii) a description of any additional information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and (iv) an explanation of the applicable review procedures.

     The Participant (or beneficiary) has 60 days from the date he receive notice of a claim denial to file a written request for review of the denial with the Company. The Company will review the claim denial and inform the Participant (or beneficiary) in writing of its decision within 60 days of the date the claim review request is received by the Company. This decision will be final.

                          FIRST AMENDMENT
                                OF
                 PREMIER FINANCIAL SERVICES, INC.
    SENIOR LEADERSHIP AND DIRECTORS DEFERRED COMPENSATION PLAN


          WHEREAS, Premier Financial Services, Inc. (the "Bank") maintains

Premier Financial Services, Inc. Senior Leadership and Directors Deferred

Compensation Plan (the "Plan"); and


          WHEREAS, amendment of the Plan now is considered desirable;


          NOW, THEREFORE, pursuant to the power reserved to the Bank by

Section 5.1 of the Plan, the Plan is hereby amended, effective September 1,

1995, in the following particulars:


          1.  By substituting the following for Section 1.17 of the Plan:

          "1.17. `Participant' means any: (i) Senior Leadership Employee who is eligible for participation pursuant to Section 1.23; (ii) other Employee of an Employer who is designated as eligible to participate by the chief Executive Officer; or (iii) Director, who has completed the election and enrollment forms provided by the Company. A Participant who is removed from eligibility by the Chief Executive Officer or demoted out of a covered salary tier will continue as a Participant as to his existing Accounts, but shall not be eligible to make further Compensation Deferral Contributions or receive Employer Matching Contributions."


          2.  By adding the parenthetical phrase "(or other eligible employees)" immediately following the phrase "Senior Leadership Employees"

where the latter phrase appears in Section 1.13 of the Plan; by adding the parenthetical phrase "(or other eligible employee)" immediately following the phrase "Senior Leadership Employee" where the latter phrase appears in

Section 2.1 and 2.5 of the Plan; and by adding the parenthetical phrase

"(or other eligible employee's)" immediately following the phrase "Senior

Leadership Employee's" where the latter phrase appears in Section 1.16 of the Plan.

          IN WITNESS WHEREOF, the Bank has caused this Amendment to be executed by the undersigned officer this 31st day of August, 1995.


                              PREMIER FINANCIAL SERVICES, INC.



                              By   /s/ Richard L. Geach
                                 --------------------------------
                                Its  President
                                    -----------------------------

                         SECOND AMENDMENT
                                OF
                 PREMIER FINANCIAL SERVICES, INC.
    SENIOR LEADERSHIP AND DIRECTORS DEFERRED COMPENSATION PLAN


          WHEREAS, Premier Financial Services, Inc. (the "Company")

maintains the Premier Financial Services, Inc. Senior Leadership and

Directors Deferred Compensation Plan (the "Plan"); and

          WHEREAS, the Plan previously has been amended and further

amendment of the Plan now is considered desirable;

          NOW, THEREFORE, by virtue of the authority granted to the

undersigned officer by Resolution of the Board of Directors of the Company,

and pursuant to the power reserved to the Company by Section 5.1 of the

Plan, the Plan, as previously amended, be and is hereby further amended,

effective as of January 1, 1996, by substituting the following for Section

2.3 of the Plan:


          "2.3. INVESTMENT OF PARTICIPANTS' ACCOUNTS. Participants' Compensation Deferral Contributions and Employer Matching Contributions shall be contributed by the Employers to, and held and invested under, the Trust. Participants' Compensation Deferral Accounts and Employer Contribution Accounts and other assets of the Trust shall be invested in shares of Company Stock or other investment funds specified by the Company from time to time.

          All Compensation Deferral and Employer Matching Contributions shall be credited to a Participant's Accounts and invested as soon as practicable following the date such contributions are received by the trustee, allowing for such factors as the availability of an investment fund as of the time of the contribution and the availability of shares of Company Stock for purchase by the trustee. Any amount of Company Stock held in a Participant's Account that is forfeited according to Sections 2.4, 2.5, 3.5 or 3.6 shall be applied toward Employer Matching Contributions required for that month under Section 2.2 and this Section.

          The trustee under the Trust shall purchase shares of Company Stock in the market on or as soon as practicable after the date it receives Participants' Compensation Deferral Contributions and Employer Matching Contributions, allowing for such factors as the availability of shares of Company Stock for purchase by the trustee. The Company may, in its discretion, contribute Company Stock to the Trust in an amount equal to the Participants' Compensation Deferral Contributions and Employer Matching Contributions for the month, valued as of the date of such contribution by the Company. Dividends on shares of Company Stock held in Participants' Accounts shall be credited to such Accounts. Cash dividends shall be reinvested in Company Stock as soon as practicable.

          Participants' Compensation Deferral Accounts and Employer Contribution Accounts shall be invested in shares of Company Stock or other investments of the Trust until such amounts are distributed to the Participant after the Participant's Employment Termination. The Company shall provide each Participant with a written statement of his Accounts at least annually. Notwithstanding the provisions of this Section 2.3, investments in Company Stock shall not be available, either as to new Contributions and existing aggregate Account balances, until such time as a Registration Statement is filed with the U.S. Securities Exchange Commission registering the offer and sale of additional shares of Company Stock under the Plan."


                         *  *  *  *  *  *


          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer this 25th day of

January, 1996.

                              PREMIER FINANCIAL SERVICES, INC.



                              By /S/  DAVID L. MURRAY
                                 ------------------------------
                                 Its  EXECUTIVE VICE PRESIDENT
                                      -------------------------

                                      THIRD AMENDMENT
                                             OF
                              PREMIER FINANCIAL SERVICES, INC.
                 SENIOR LEADERSHIP AND DIRECTORS DEFERRED COMPENSATION PLAN


       WHEREAS, Grand Premier Financial, Inc. (the "Company") maintains the

Premier Financial Services, Inc. Senior Leadership and Directors Deferred

Compensation Plan (the "Plan"); and

       WHEREAS, the Company deems it desirable to amend the Plan to provide that all of the stock of the Company acquired under the Plan be acquired in the market;

      NOW, THEREFORE, pursuant to the power reserved to the Company by Section

5.1 of the Plan, the Plan, as previously amended, be and is hereby further amended, by substituting the following for Section 2.3 of the Plan:


            "2.3. Investment of Participants' Accounts. Participants' Compensation Deferral Contributions and Employer Matching Contributions shall be contributed by the Employers to, and held and invested under, the Trust. Participants' Compensation Deferral Accounts and Employer Contribution Accounts and other assets of the Trust shall be invested in shares of Company Stock or other investment funds specified by the Company from time to time.

             All Compensation Deferral and Employer Matching Contributions shall be credited to a Participant's Accounts and invested as soon as practicable following the date such contributions are received by the trustee, allowing for such factors as the availability of an investment fund as of the time of the contribution and the availability of shares of Company Stock for purchase by the trustee. Any amount of Company Stock held in a Participant's Account that is forfeited according to Sections 2.4, 2.5, 3.5 or 3.6 shall be applied toward Employer Matching Contributions required for that month under Section 2.2 and this Section.

            The trustee under the Trust shall purchase shares of Company Stock in the market on or as soon as practicable after the date it receives Participants' Compensation Deferral Contributions and Employer Matching Contributions, allowing for such factors as the availability of shares of Company Stock for purchase by the trustee. Dividends on shares of Company Stock held in Participants' Accounts shall be credited to such Accounts. Cash dividends shall be reinvested in Company Stock as soon as practicable.

            Participants' Compensation Deferral Accounts and Employer Contribution Accounts shall be invested in shares of Company Stock or other investments of the Trust until such amounts are distributed to the Participant after the Participant's Employment Termination. The Company shall provide each Participant with a written statement of his Accounts at least annually. Notwithstanding the provisions of this Section 2.3, investments in Company Stock shall not be available, either as to new Contributions and existing aggregate Account balances, until such time as a Registration Statement is filed with the U.S. Securities Exchange Commission registering the offer and sale of additional shares of Company Stock under the Plan."


                                  *  *  *  *  *  *


        IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by the undersigned duly authorized officer this 30th day of August, 1996.

                                        GRAND PREMIER FINANCIAL, INC.



                                        By    /s/ David L. Murray
                                              ------------------------------
                                              David L. Murray
                                              Senior Executive Vice President